UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2014

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On April 2, 2014, the Board of Directors (the “Board”) approved a decrease in the size of the Board from nine (9) to a total of eight (8) directors and appointed David J. Tupman as a Class II director effective immediately. Class II directors will be up for election at the 2014 Annual Meeting of Shareholders and if elected, Class II directors will serve a three-year term expiring at the earlier of the 2017 Annual Meeting of Shareholders, a successor being elected and qualified, or such member’s resignation, death or removal.

Mr. Tupman, age 51, currently serves as the chief executive officer of Details Lab Inc. and provides advisory services to companies seeking to scale their organizations for high-growth, as well as execute on successful technology development and new product introductions. From 2001 to 2011, he rose from manager to vice president of hardware engineering at Apple, Inc., where he led the hardware engineering and technology teams for multiple mobile devices, including the iPhone and iPod. Previously, Mr. Tupman held various senior engineering positions at Psion Computers, and earlier at Schlumberger in England. Mr. Tupman holds a Bachelor of Engineering in Electronics from the University of Salford, England and is named as an inventor on more than 30 U.S. patents.

Mr. Tupman brings over 25 years of engineering and technology experience in the consumer electronics and industrial markets, which we believe will provide valuable insights and industry expertise to our Board.

In accordance with our Board compensation policy, Mr. Tupman was granted an initial option award to purchase 10,000 shares of our common stock upon his appointment to the Board. The option will have an exercise price equal to the closing price of our common stock on the grant date and a maximum term of six years. The option will vest with respect to 25% of the shares on the first anniversary of the grant date and ratably on a monthly basis thereafter for the next three years. Our non-employee directors, including Mr. Tupman, are eligible for certain other compensation benefits, as set forth in the Summary of Pixelworks Non-Employee Director Compensation, previously filed on November 4, 2010 with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q.

We entered into a consulting agreement dated July 30, 2012 with Mr. Tupman pursuant to which Mr. Tupman agreed to provide strategic advisory and consulting services to us. Pursuant to this agreement, Mr. Tupman was granted 8,000 restricted stock units ("RSUs") which vested in 2013, and was also granted 15,000 RSUs in July 2013 which will vest in July 2014. The consulting agreement expires July 30, 2014 unless terminated earlier by either party upon 30 days' prior written notice or immediately by the Company in the event of any breach of the agreement by Mr. Tupman. We also currently pay $2,000 per quarter to Details Lab Inc., of which Mr. Tupman is the Chief Executive Officer, for strategic technology development. This arrangement is separate and independent of the consulting agreement with Mr. Tupman. We are invoiced quarterly by Details Lab Inc. for these services and currently expect to continue this arrangement for the foreseeable future. The aggregate dollar value of the above transactions, including the consulting arrangement and related RSU awards, did not exceed $120,000. There are no arrangements or understandings between Mr. Tupman and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Tupman or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Advisory Agreement between Pixelworks, Inc. and David J. Tupman dated July 30, 2012.
99.1	Press Release issued by Pixelworks, Inc. dated April 4, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	April 4, 2014	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Advisory Agreement between Pixelworks, Inc. and David J. Tupman dated July 30, 2012.
99.1	Press Release issued by Pixelworks, Inc. dated April 4, 2014